Exhibit 99.1

Media Contact	Rebecca Marsh	PRESS RELEASE
Telephone	317-805-4356	FOR IMMEDIATE RELEASE
Email	rmarsh@merchantsbankofindiana.com
Website	www.merchantsbankofindiana.com

MERCHANTS BANCORP’S JOY STATE BANK TO ACQUIRE FARMERS-MERCHANTS NATIONAL BANK OF PAXTON

Carmel, INDIANA and Paxton, ILLINOIS (06/13/2018) — Merchants Bancorp, Carmel, IN (“Merchants”; NASDAQ: MBIN) and its subsidiary, Joy State Bank, Joy, IL (“Joy”), along with FM Bancorp Inc., Paxton, IL (“FM Bancorp”), announced today they have entered into an agreement and plan of merger whereby FM Bancorp and its subsidiary, Farmers-Merchants National Bank of Paxton (“Farmers-Merchants”), will merge with and into Merchants and Joy, respectively (the “Agreement”).  .

Michael F. Petrie, Chairman and CEO of Merchants stated, “We are pleased to add to our Illinois banking operations with the acquisition of FM Bancorp.  We believe that Tom McCabe and his colleagues have done a great job in building a solid community bank, and we believe that this transaction will be helpful to the employees and customers of Farmers-Merchants.”

Tom McCabe, Chairman and President of FM Bancorp, stated, “We are very happy to be joining an organization of this caliber.  Merchants has had extremely strong financial performance in recent years, and it will benefit our employees and customers to be part of a larger community bank offering a broader selection of products and services.  We also believe that Merchants is very happy serving relatively smaller communities, and we will remain strongly committed to the consumers and small businesses (including farmers) in our markets.”

Merchants expects the transaction to close in the fourth quarter of 2018.  The transaction is subject to customary closing conditions, including regulatory approvals and the approval of FM Bancorp’s shareholders.

Merchants estimates that, following the closing, Joy will have approximately $159 million in assets and five banking locations throughout Illinois.  Merchants expects the transaction to be accretive to earnings per share excluding one-time merger costs beginning in the first full year of combined operations.  Following consummation of the transaction, it is expected that Joy will exceed “well-capitalized” thresholds under all regulatory definitions.

As of March 31, 2018, FM Bancorp had total assets of $114.6 million, which included gross loans of $33.6 million and deposits of $99.3 million.  For the last twelve months ended March 31, 2018, FM Bancorp’s return on average assets and return on average equity were 0.87% and 6.85%, respectively.

Boenning & Scattergood, Inc. is serving as financial advisor to Merchants while Krieg DeVault LLP is serving as legal counsel on the transaction.  Performance Trust Capital Partners, LLC and Howard & Howard Attorneys PLLC are serving as financial and legal advisors to FM Bancorp, respectively.

ABOUT MERCHANTS BANCORP

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business with a focus on Federal Housing Administration (“FHA”) multi-family housing and healthcare facility financing and servicing, mortgage warehouse financing, retail and correspondent residential mortgage banking, agricultural lending and traditional community banking.  Merchants Bancorp, with $3.7 billion in assets and $3.1 billion in deposits as of March 31, 2018, conducts its business through its direct and indirect subsidiaries, Merchants Bank of Indiana, P/R Mortgage and Investment Corp., Joy State Bank, RICHMAC Funding LLC and Merchants Mortgage, a division of Merchants Bank of Indiana.  Additional information is available at www.merchantsbankofindiana.com.

ABOUT JOY STATE BANK

Joy State Bank has served the Mercer County, IL community and the surrounding area for over 95 years.  Joy currently offers Bank by Phone, Internet Banking, Roth IRAs and Health Savings Accounts and is continuing to develop other products.  Joy operates out of two branches located in Joy, IL and New Boston, IL. Additional information is available at www.joystatebank.com.

ABOUT FM BANCORP, INC.

Farmers-Merchants National Bank of Paxton has proudly served both the personal and business financial needs of its customers since 1914.  Farmers-Merchants offers a variety of lending and deposit options out of three branches located in Paxton, IL, Melvin, IL and Piper City, IL.  Additional information is available at www.fmnbank.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements which reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including those factors identified in “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in our subsequent filings with the Securities and Exchange Commission.  Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.